Re: Questions 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2,
74V1 and 74V2

 The following funds offer Investor Class, Service
 Class and Class A shares.
        Access One Flex High Yield (Series 1)
	Access One Flex Bear High Yield (Series 5)

 Within the N-SAR, the total income dividends
 (72DD1 and 72DD2) and number of shares (74U1 and 74U2) presented have been combined as follows:

	 72DD1/74U1   Investor Class shares
	 72DD2/74U2   Service Class and Class A shares

 The following is a class breakout of the total income distributions (000's), NAV's, income distributions per share and shares outstanding(000's) at April 30, 2007:


	     Total
	    Income
	  Distributions   NAV	Income 		Shares
	    (000's)	  per  Distributions   Outstanding
			 share			(000's)
Investor Class
Flex High
 Yield	        1,912 	 29.45 	 0.70 	 2,186
Flex Bear
 High Yield	 0   	 26.84 	 0   	 6,474

Service Class
Flex High
 Yield	         233 	 29.50 	 0.56 	   341
Flex Bear
 High Yield	 0   	 26.27 	 0   	 433

Class A
Flex High
 Yield	         92 	 29.70 	 0.66 	 101
Flex Bear
 High Yield	 0   	 26.69 	 0   	 1